united states
securities and exchange commission
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 23, 2009

Volu-Sol Reagents Corporation
(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation)	000-53570 (Commission File Number)	87-0578125 (IRS Employer Identification No.)

5059 West 2100 South, Salt Lake City, Utah 84120
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 974-9474

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)   Appointment of New Director.

On June 23, 2009, the registrant, Volu-Sol Reagents Corporation, a Utah corporation (the “Company”), appointed Robert J. Welgos as a new director of the Company.

Mr. Welgos has a BS in engineering from the Newark College of Engineering (1962), and worked for 38 years with Allied Signal Corp (now Honeywell International), in various technical department management positions, including being responsible for operations of Customer Technical Service Dept., Design Engineering, Testing Laboratories, Process Laboratories.  He also served as the Manager, North American Distributor Sales, where he helped to expand sales volume from $7 million to $33 million in 5 years, and to establish internal policies and procedures.  Additionally, he worked as Director of International Operations, where he established distribution networks throughout Pacific Rim and South America, during which time sales volume grew from zero to $28 million in 6 years. He was instrumental in the creation of joint ventures with Lucky Goldstar in Korea and Japan Synthetic Rubber in Japan.  Mr. Welgos retired from Allied Signal Corp in 2000.

Mr. Welgos will serve as the Chairman of the Company’s Audit Committee.

For his services as a director, Mr. Welgos will receive $2,500 per month cash compensation; 75,000 warrants to purchase common stock at fair market value, which terminate after five years; and 50,000 warrants to purchase common stock at fair market value, which terminate after five years, for his service on the audit committee of the board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLU-SOL REAGENTS CORPORATION

By:	/s/ Michael G. Acton
Michael G. Acton,
Chief Financial Officer

Date: June 30, 2009